Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Patria Investments Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Shares, par value US $0.0001 per share	(1)	Other	3,640,000	$13.35	$48,594,000.00	0.0001381	$6,710.83

Total Offering Amounts:						$48,594,000.00		6,710.83
Total Fee Offsets:								0.00
Net Fee Due:								$6,710.83

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 3,640,000 Class A common shares, par value US $0.0001 per share (“Class A Common Shares”) of Patria Investments Limited (the “Company” or “Registrant”) (i) authorized for issuance under the Patria Investments Limited Long-Term Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Class A Common Shares that may become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act on the basis of the average of the high and low prices reported for a Class A Common Share on the NASDAQ Global Select Market on February 26, 2026.

Rounded up to the nearest penny in U.S. dollars.

The Registrant does not have any fee offsets.